SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

       Date of Report (Date of earliest event reported): January 26, 2001

                             ----------------------

                         COMMISSION FILE NUMBER 0-26476

NEVADA                          SAFESCIENCE, INC.            33-0231238
(State of other jurisdiction of (Exact name of registrant as (I.R.S. Employer
incorporation or organization)  specified in its charter)    Identification No.)

          31 St. James Avenue, Boston, Massachusetts            02116
     ------------------------------------------------------ ---------------
          (Address of principal executive officers)           (Zip Code)

        Registrant's telephone number, including area code (617) 422-0674
                             ----------------------

                                 Not Applicable
         --------------------------------------------------------------
          (Former name or former address, if changed since last report)

ITEM 5.           OTHER EVENTS

         On January 26, 2001, SafeScience, Inc. (the "Company") entered into an agreement with Wayne State University and the Barbara Ann Karmanos Cancer Institute granting an exclusive world-wide license to the Company to patents related to "GBC-590 Material" issued to or applied for by Wayne State University and the Barbara Ann Karmanos Cancer Institute. The license agreement relates to United States patents 5,895,784 entitled "Method for Treatment of Cancer by Oral Administration of Modified Pectin" and 5,834,442 entitled "Method for Inhibiting Cancer Metastasis by Oral Administration of Soluble Modified Citrus Pectin," together with all U.S. or foreign patents issuing from the forgoing U.S. Patents from Wayne State University and the Karmanos Cancer Institute. The Company made an initial payment of $300,000 upon signing the agreement and will pay an additional $1,635,000 in license payments over twelve months. Additional payments of up to $3,000,000 are contigent upon reaching future commercialization milestones. The Company also granted Wayne State University and the Barbara Ann Karmanos Cancer Institute, options to purchase 1,375,000 shares of common stock at $1.15 that will vest in quarterly installments over two years. In addition, the Company will pay a 2% royalty jointly to Wayne State University and the Barbara Ann Karmanos Cancer Institute on net sales of GBC-590.

         The above summary of the license agreement is not intended to be complete and is qualified in its entirety by reference to the detailed provisions in the license agreement which is attached as an Exhibit. In addition, a copy of the press release issued by the Company in connection with the above-stated transaction is attached hereto as Exhibit 99.1 to this Form 8-K and is incorporated herein by reference.

ITEM 7.           FINANCIAL STATEMENTS AND EXHIBITS

(c)      Exhibits

Exhibit Number                              Description
--------------                              -----------
     10.1 License Agreement by and among SafeScience, Inc., Wayne State University and the Barbara Ann Karmanos Cancer Institute dated January 26, 2001.

     99.1                  Press Release dated January 29, 2001 issued by the
                           Company.


                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


Dated:  January 31, 2001           By: /s/ Bradley J. Carver
                                           -------------------------------------
                                           Bradley J. Carver
                                           Chief Executive Officer and President